                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       NeoRx Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                               NEORX CORPORATION

                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS:

       The 1995 Annual Meeting of Shareholders (the "Annual Meeting") of NeoRx Corporation (the "Company") will be held at The Mountaineers Club, 300 Third Avenue West, Seattle, Washington 98119, on Tuesday, May 9, 1995, at 9 a.m., for the following purposes:

         1.      To elect six members to the Company's Board of Directors;

         2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for 1995; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

       Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of the Company's Common Stock be present in person or be represented by proxy. To ensure representation at the Annual Meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope.

       The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 27, 1995.



                                BY ORDER OF THE BOARD OF DIRECTORS



                                /s/  JEFFREY J. MILLER
                                ----------------------------------
                                JEFFREY J. MILLER, Ph.D., J.D.
                                Senior Vice President, Business Development and Legal Affairs, and Secretary

March 31, 1995
Seattle, Washington

       YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                PROXY STATEMENT

GENERAL

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of NeoRx Corporation (the "Company") of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on Tuesday, May 9, 1995, and any adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will be held at 9 a.m. at The Mountaineers Club, 300 Third Avenue West, Seattle, Washington 98119.

       The Company's principal office is located at 410 West Harrison Street, Seattle, Washington 98119. The approximate date of mailing this Proxy Statement and the enclosed proxy card is April 4, 1995.

VOTING

       Each share of the Company's Common Stock, $.02 par value per share (the "Common Stock"), outstanding at the close of business on March 27, 1995, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), is entitled to one vote per share at the Annual Meeting. Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the Annual Meeting: (a) the six nominees for election as Directors who receive the greatest number of votes cast for the election of Directors by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be elected directors; and (b) matter 2 listed in the accompanying Notice of 1995 Annual Meeting of Shareholders will be approved if the number of votes cast in favor of the matter exceeds the number cast against it. The presence in person or by proxy of holders of record of a majority of all outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. In the election of Directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting or broker nonvotes will have no effect on the approval of matter 2 since they do not represent votes cast.

       The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of this Proxy Statement but may properly be presented for action at the Annual Meeting.

       YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

REVOCATION

       Any shareholder returning a proxy has the power to revoke it at any time before shares represented thereby are voted at the Annual Meeting. Any shares represented by an unrevoked proxy will be voted unless the shareholder attends the Annual Meeting and votes in person. A shareholder's right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice of such revocation should be given to the Company's Corporate Secretary at or before the Annual Meeting.

EXPENSES OF SOLICITATION

       The Company will bear the expense of printing and mailing proxy material. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company in person or by telephone, facsimile transmission, telegraph or telex. No compensation will be paid for such solicitation.

       Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Company's Common Stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Voting Securities and Record Date

       Holders of issued and outstanding shares of Common Stock on the Record Date are entitled to vote at the Annual Meeting. At the Record Date, there were 11,884,382 shares of Common Stock outstanding.

       In voting for the election of Directors, holders of shares of Common Stock are entitled to elect all Directors to be elected at the Annual Meeting. Each shareholder has the right to cumulate his or her votes and cast as many votes as are equal to the number of Directors to be elected multiplied by the number of such shareholder's shares. These votes may be cast for one candidate or distributed among as many candidates as the shareholder desires. If a shareholder wishes to cumulate his or her votes, he or she should multiply his or her shares by the number of Directors to be elected (deriving a cumulative total) and then write the number of votes for each Director next to each Director's name on the proxy card. The total votes cast in this manner may not exceed the cumulative total. If a shareholder does not wish to cumulate votes for Directors, he or she should indicate the vote for or against each nominee, as provided on the proxy card. On all other matters, each share of Common Stock entitles its holder to one vote on each matter to be acted upon at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth certain information regarding beneficial ownership, as of March 2, 1995, of the Common Stock by (a) each person known by the Board of Directors to beneficially own more than 5% of the outstanding Common Stock, (b) each Director and nominee for Director, (c) each of the executive officers included in the Summary Compensation Table, and (d) all executive officers and Directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

                                                                                         SHARES          PERCENTAGE
                                                                                      BENEFICIALLY       OF COMMON
                  NAME                                                                   OWNED             STOCK
                  ----                                                                ------------       ----------
          Ardsley Advisory Partners . . . . . . . . . . . . . . . . . . . . . . . .      1,170,000           9.9%
               646 Steamboat Road
               Greenwich, Connecticut  06830

          Boehringer Ingelheim International GmbH(1)  . . . . . . . . . . . . . . .      1,356,534          10.9%
               D6507 Ingelheim am Rhein
               Germany

          Fund Asset Management, L.P.(2)  . . . . . . . . . . . . . . . . . . . . .        955,000           8.1%
               d/b/a Fund Asset Management
               800 Scudders Mill Road
               Plainsboro, New Jersey  08536

          Paul G. Abrams(3) . . . . . . . . . . . . . . . . . . . . . . . . . . . .        263,360           2.2%
          James G. Andress(4) . . . . . . . . . . . . . . . . . . . . . . . . . . .          7,500           *
          Jack L. Bowman(5) . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6,500           *
          Fred B. Craves(4) . . . . . . . . . . . . . . . . . . . . . . . . . . . .         69,936           *
          Lawrence H.N. Kinet(4)  . . . . . . . . . . . . . . . . . . . . . . . . .          7,500           *
          Carl-Heinz Pommer(6)  . . . . . . . . . . . . . . . . . . . . . . . . . .             --           *
          Robert M. Littauer(7) . . . . . . . . . . . . . . . . . . . . . . . . . .        106,696           *
          Jeffrey J. Miller(8)  . . . . . . . . . . . . . . . . . . . . . . . . . .        100,812           *
          John M. Reno(9) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         75,126           *
          Robert W. Schroff(10) . . . . . . . . . . . . . . . . . . . . . . . . . .         80,882           *
          All executive officers and Directors as a group (11 persons)(11)  . . . .        792,924           6.3%
- ------------------

 *    Less than 1%.

(1)   Includes 625,000 shares issuable upon exercise of warrants.
(2) Fund Asset Management, L.P. d/b/a Fund Asset Management ("FAM") is an indirectly wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML&Co."). The securities positions of FAM reported on Form 13F and
      Schedule 13G are also reported on behalf of ML&Co., which may be deemed to share with FAM investment discretion and voting authority with respect to such positions.
(3)   Includes 186,062 shares subject to options exercisable within 60 days.

(4)   Represents shares subject to options exercisable within 60 days.
(5)   Includes 5,000 shares subject to options exercisable within 60 days.
(6) Does not include 1,356,534 shares beneficially owned by Boehringer Ingelheim International GmbH for which Mr. Pommer serves as representative on the Board of Directors; Mr. Pommer disclaims beneficial ownership of such shares.
(7) Includes 77,812 shares subject to options exercisable within 60 days. Also includes 576 shares held by each of Amanda Littauer and Douglas Littauer, the children of Robert M. Littauer. Mr. Littauer disclaims beneficial ownership of the shares held by his children.
(8)   Includes 83,562 shares subject to options exercisable within 60 days.
(9)   Includes 61,251 shares subject to options exercisable within 60 days.
(10)  Includes 65,626 shares subject to options exercisable within 60 days.
(11)  Includes 635,186 shares subject to options exercisable within 60 days.



                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

       Pursuant to the Company's Articles of Incorporation, six Directors are to be elected by the holders of Common Stock at the Annual Meeting. These Directors will serve one-year terms that will expire at the 1996 Annual Meeting of Shareholders and until their successors have been elected and qualified. Unless a shareholder withholds his or her vote, each proxy will be voted for the election of the following Directors:

       PAUL G. ABRAMS, M.D., age 47, is a co-founder of the Company and has been a Director since January 1985. He has been the Company's President and Chief Executive Officer since May 1990 and was Vice President, Medical Affairs from January 1985 through April 1990. He served as the Company's Secretary from April 1987 to August 1988, when he was elected Assistant Secretary, which he served as through May 1990. From 1981 to 1984, Dr. Abrams held the position of Expert in the Biological Response Modifiers Program of the National Cancer Institute. Dr. Abrams holds J.D., M.D. and B.A. (Summa Cum Laude with Exceptional Distinction) degrees from Yale University. He is a board-certified internist and medical oncologist and is an Affiliate Associate Professor in the Department of Radiology at the University of Washington.

       JAMES G. ANDRESS, age 56, has been a Director since November 1990.
Since 1989, he has been President and a Director and, since June 1990, Chief Executive Officer and, since June 1993, Vice Chairman of Information Resources, Inc., a marketing research and information services company. From 1988 to 1989, he was Chairman of Pharmaceuticals at the Beecham Group plc in London, a pharmaceutical company that, due to a merger, has since become SmithKline Beecham. From 1984 through 1988, Mr. Andress was President and Chief Operating Officer of Sterling Drug Inc., a pharmaceutical company. Mr. Andress is a director of Genelabs, Inc., Genetics Institute, Inc., Sepracor Inc., and The Liposome Company, Inc., each of which is a biotechnology company. Mr. Andress is also a director of IRI, Inc. and Walsh, Inc., both of which are information service companies, America Online, an interactive computer network,

Optioncare, Inc., a provider of home healthcare services, and Allstate Insurance Corporation. Mr. Andress holds an M.B.A. degree from the Wharton Graduate School of Business and a B.S. degree from the United States Military Academy, West Point. Mr. Andress serves on the Compensation Committee of the Board of Directors.

       JACK L. BOWMAN, age 62, has been a Director since January 1994. From 1987 to August 1993, before his retirement, Mr. Bowman was Company Group Chairman of Johnson & Johnson Company, a multinational pharmaceutical company. From 1983 to 1987, Mr. Bowman was Executive Vice President of American Cyanamid Corporation and, from 1981 to 1983, President of its Lederle Laboratories Division. Mr. Bowman is a director of CytRx, Inc. and PharmaGenics, Inc., both of which are biotechnology companies, and The Lincoln Group Holding Company.
He holds a B.Ed. degree from Western Washington University. Mr. Bowman serves on the Compensation Committee of the Board of Directors.

       FRED B. CRAVES, Ph.D., age 49, has been the Company's Chairman of the Board of Directors since July 1993. In January 1994, Dr. Craves co-founded Burrill & Craves, a merchant bank focused on healthcare companies. From January 1991 to April 1993, he was Chief Executive Officer and President of Berlex Biosciences, a research, development and manufacturing organization and a wholly owned subsidiary of Schering AG, a multinational pharmaceutical company. Berlex Biosciences was created by merging Codon, a biotechnology company which he co-founded, and the pharmaceutical business of Triton Biosciences. From 1982 to 1990, Dr. Craves was Chairman of the Board and Chief Executive Officer of Codon. In 1981, he co-founded Creative Biomolecules, Inc., a biotechnology company focused on morphogenic proteins. From 1978 to 1981, he held marketing and sales positions at Millipore Corporation, a medical device corporation. Dr. Craves is Chairman of MicroProbe Corporation and a director of Incyte Pharmaceuticals, Inc., each of which is a biotechnology company. Dr. Craves holds a Ph.D. degree in Pharmacology and Experimental Toxicology from the University of California San Francisco Medical Center, an M.S. degree in Pharmacology from Wayne State University and a B.S. degree in Biology from Georgetown University. Dr. Craves serves on the Audit Committee of the Board of Directors.

       LAWRENCE H.N. KINET, age 47, has been a Director since October 1990. In January 1995, he was appointed Chairman of the Board of Directors and Chief Executive Officer of AKSYS, Ltd., a biomedical development company engaged in the field of artificial kidney dialysis. From January 1991 through December 1994, he served as Chairman of the Board of Directors and Chief Executive Officer of Oculon Corporation, a pharmaceutical development company engaged in the field of anti-cataract drugs. He was a Managing Partner of The Kensington Group, a management consulting partnership, from 1989 to 1992. From 1985 through 1988, he was President and Corporate Group Vice President of Baxter World Trade Corporation, the international division of Baxter International, Inc. Mr. Kinet is Chairman of the Board of Directors of Oculon Corporation. Mr. Kinet holds an M.B.A. degree from the University of Chicago and a B.Sc. degree from the University of Birmingham, England. Mr. Kinet serves on the Audit and Compensation Committees of the Board of Directors.

       CARL-HEINZ POMMER, age 48, has been a Director since May 1994. Mr. Pommer has held various positions with Boehringer Ingelheim International GmbH, a European pharmaceutical company and shareholder of the Company, since 1967, most recently as Head of International Hospital Business since August 1993. From 1991 to August 1993, he was Manager, International Product Marketing, and from 1987 to 1991, Group Head, International Product Marketing. Mr. Pommer was designated as a nominee for election as a Director by Boehringer Ingelheim International GmbH pursuant to an agreement with the Company. Mr. Pommer holds a degree (Diplom-Kaufmann) from the University of Gottingen (Germany) in Business Administration, Marketing and Sales. Mr. Pommer serves on the Audit Committee of the Board of Directors.

       It is intended that votes will be cast pursuant to the enclosed proxy card for the election as Directors of the foregoing nominees. Executing the proxy card will give the proxies the authority to vote the shares in the election of Directors as the proxies shall determine. If any nominee shall not be a candidate for election as a Director at the Annual Meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the existing Directors. No circumstances are presently known that would render any nominee named above unavailable.

       Pursuant to the Company's Bylaws, shareholders seeking to nominate other candidates for election to the Board of Directors at the Annual Meeting must give written notice to the Company's Corporate Secretary no less than 60 days nor more than 90 days before the Annual Meeting. Such notice must contain certain information as to the shareholder giving the notice and each proposed nominee, including information similar to that required under the federal proxy rules. If less than 70 days' notice or prior public disclosure of the date of the scheduled Annual Meeting is given, notice by the shareholder must be given not later than the tenth day following the earlier of the mailing of notice of the Annual Meeting and the date public disclosure of the Annual Meeting was made. The Company's Bylaws provide that no person shall be elected a Director of the Company unless nominated in accordance with the Bylaws. As of the date of this Proxy Statement, the Company has not received any Director nominations by shareholders.

       The Board of Directors met eight times during the year ended December 31, 1994. Each of the present Directors, except Mr. Pommer, attended at least 75% of the total number of meetings held by the Board of Directors and by all committees of the Board of Directors on which they served.

COMMITTEES OF THE BOARD

       The Board of Directors has two committees: an Audit Committee and a Compensation Committee. It does not have a nominating committee.

       The Audit Committee currently consists of three nonemployee Directors, Messrs. Kinet and Pommer, and Dr. Craves. The Audit Committee reviews the preparation and audit of the

Company's accounts, considers the engagement of independent public accountants for the ensuing year and the terms of such engagement, reviews the scope of the audit proposed by such accountants, and receives and reviews the audit reports. The Audit Committee met twice during the year ended December 31, 1994.

       The Compensation Committee currently consists of three nonemployee Directors, Messrs. Andress, Bowman and Kinet. The Compensation Committee recommends to the Board of Directors the salary and certain terms of employment of the Company's officers and administers the Company's 1994 Stock Option Plan and the grants of options thereunder. The Compensation Committee met six times during the year ended December 31, 1994.

Compensation of Directors

       Directors of the Company receive no cash compensation for their services to the Company in such capacity. Nonemployee Directors receive stock option grants under the Company's 1991 Stock Option Plan for Nonemployee Directors (the "Directors Plan"). Each new nonemployee Director, upon election or appointment to the Board of Directors, receives an initial option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value per share of Common Stock on the grant date. Each nonemployee Director automatically receives an annual grant of options to purchase 5,000 shares of Common Stock following each annual meeting of shareholders at an exercise price equal to the fair market value per share of Common Stock on the grant date, provided that a Director who has received an initial grant for 10,000 shares of Common Stock within five months prior to any such annual meeting of shareholders does not receive the annual grant for such annual meeting.
Options granted to nonemployee Directors upon their initial appointment or election become exercisable in two equal installments beginning with the first anniversary of the grant date. The options granted as of each annual meeting of shareholders (including the Annual Meeting) become exercisable in two equal installments on the dates of the next two succeeding annual meetings of shareholders.

       In 1994, Mr. Bowman and Mr. Pommer joined the Company's Board of Directors. In January 1994, Mr. Bowman received an option under the Directors Plan to purchase 5,000 shares of Common Stock at $9.25 per share. In February, Mr. Bowman received an option to purchase 5,000 shares at $8.38 per share. In May 1994, Mr. Pommer received an option under the Directors Plan to purchase 10,000 shares of Common Stock at $3.63 per share. Also in May 1994, each of Messrs. Andress, Bowman and Kinet, and Dr. Craves received options under the Directors Plan to purchase 5,000 shares of Common Stock at $3.63 per share.

       In addition to options granted under the Directors Plan, Dr. Craves receives compensation under a consulting agreement with the Company. See "Certain Relationships and Related Transactions".

                             EXECUTIVE COMPENSATION

Compensation Summary

       The following table sets forth all compensation paid during each of the last three fiscal years and the period from October 1, 1992 to December 31, 1992 to the Company's Chief Executive Officer and the four other most highly compensated officers in 1994 (the "named executive officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                          Long-Term Compensation
                                                 Annual Compensation               Awards
                                               ---------------------     -------------------------
                                                                        Restricted      Securities        All Other
 Name and Principal                                                        Stock        Underlying      Compensation
 Position                      Period          Salary($)    Bonus($)    Awards($)(2)    Options(#)         ($)(3)
 ------------------        -------------       ---------    --------    ------------    ----------      ------------
 Paul G. Abrams            12 mos. ended
 President and Chief       12/31/94            $223,660      $  --       $   --          450,000            $696
 Executive                 12 mos. ended
 Officer                   12/31/93             211,304         --           --             --               390
                           3 mos. ended
                           12/31/92              50,720         --           --             --                84
                           12 mos. ended
                           9/30/92              135,604       14,566         --           63,000             335

 Robert M. Littauer        12 mos. ended
 Senior Vice President,    12/31/94             185,731        7,210         --          130,000             696
 Chief Financial           12 mos. ended
 Officer and               12/31/93             169,522        6,365         --           20,000             381
 Treasurer                 3 mos. ended
                           12/31/92              37,841         --           --             --                84
                           12 mos. ended
                           9/30/92              146,435        5,023         --           45,000             335

 Jeffrey J. Miller         12 mos. ended
 Senior Vice President,    12/31/94             191,737       29,552      51,000         130,000             696
 Business Development      12 mos. ended
 and Legal Affairs,        12/31/93             174,752        6,365         --           20,000             385
 and Secretary             3 mos. ended
                           12/31/92              39,561         --           --             --                87
                           12 mos. ended
                           9/30/92              146,435       10,000         --           45,000             349

 John M. Reno              12 mos. ended
 Vice President,           12/31/94             156,013        7,770         --          125,000             640
 Research and              12 mos. ended
 Development               12/31/93             148,384        6,365         --           18,750             340
                           3 mos. ended
                           12/31/92              30,195          --          --             --                68
                           12 mos. ended
                           9/30/92              115,958        4,148         --           45,000             270

 Robert W. Schroff         12 mos. ended
 Vice President and        12/31/94             144,522         --           --          115,000             341
 General Manager,          12 mos. ended
 Cardiovascular            12/31/93             137,421         --           --           18,750             314
 Products                  3 mos. ended
                           12/31/92              27,436         --           --             --                62
                           12 mos. ended
                           9/30/92              105,750        6,683         --           45,000             246
- ------------------

(1) In February 1993, the Board of Directors changed the Company's fiscal year-end from September 30 to December 31. All compensation for the period October 1, 1991 through December 31, 1994 included in this Summary Compensation Table has been presented in the fiscal year in which it was paid or accrued.

(2) Dr. Miller was awarded 8,000 shares of Common Stock under the Company's 1991 Restricted Stock Plan on October 13, 1994. The price of the Company's stock on the date of grant was $6.38 per share. Restrictions on transferability of the shares awarded terminated January 5, 1995.

(3)   Consists of premiums paid under group term life insurance policies.

STOCK OPTIONS

The following table provides details regarding stock options granted to the named executive officers in 1994. In addition, in accordance with Securities and Exchange Commission ("SEC") rules, the hypothetical gains or "option spreads" that would exist for the respective options are shown. These gains are based on assumed rates of annual compounded stock price appreciation of 0%, 5% and 10% from the date the options were granted over their 10-year term.

                             OPTION GRANTS IN 1994

                                                                                      Potential Realizable Value at Assumed
                                                                                           Annual Rates of Stock Price
                                      Individual Grants                                   Appreciation for Option Term
- ------------------------------------------------------------------------------------  -------------------------------------
                                           Percent of
                           Number of         Total
                          Securities       Options
                          Underlying      Granted to   Exercise
                           Options         Employees    Price
 Name                    Granted(#)(1)      in 1994     ($/Sh)       Expiration Date    0%($)     5%($)(2)     10%($)(2)
 ----                    -------------     ---------   --------      ---------------    -----     --------     ---------
 Paul G. Abrams           450,000(3)         18.1%      $2.94           7/20/2004       $--       $832,028     $2,108,521

 Robert M. Littauer       130,000(3)          5.2%       2.94           7/20/2004        --        240,364        609,128

 Jeffrey J. Miller        130,000(3)          5.2%       2.94           7/20/2004        --        240,364        609,128

 John M. Reno             115,000(3)          4.6%       2.94           7/20/2004        --        212,629        538,844
                           10,000(4)          0.4%       6.38          10/13/2004        --         40,123        101,681

 Robert W. Schroff        115,000(3)          4.6%       2.94           7/20/2004        --        212,629        538,844
- -------------

(1) All options were granted with an exercise price equal to the fair market value on the date of grant based on the closing price of the Common Stock as quoted on the Nasdaq National Market. The options are also subject to accelerated vesting upon the occurrence of certain events. See "Employment Agreements, Termination of Employment and Change of Control Arrangements."

(2) The amounts result from assumed rates of stock price appreciation required by the SEC and are not intended to forecast actual stock price appreciation. Optionholders will experience no gain unless the stock price increases during the option term. Such an increase would benefit all shareholders.

(3) One-half of the options granted are performance-based options that become exercisable on the ninth anniversary of the grant date. Exercisability may be accelerated by the Compensation Committee of the Board of Directors based on the Committee's assessment of corporate and individual performance against goals established annually. One-half of the options granted become exercisable in four equal annual installments beginning one year from the date of grant. Options granted expire 10 years from the date of grant.

(4) The option becomes exercisable in four equal annual installments beginning one year from the date of grant and expires 10 years from the date of grant.

OPTION EXERCISES IN 1994 AND YEAR-END VALUE TABLE

       The following table sets forth information on option exercises in the year ended December 31, 1994 by the named executive officers and the value of such officers' unexercised options at the end of 1994.



                      AGGREGATED OPTION EXERCISES IN 1994
                           AND YEAR-END OPTION VALUES





                                                      Number of Securities Underlying     Value of Unexercised In-
                                                            Unexercised Options at          the-Money Options at
                            Shares                           December 31, 1994(#)          December 31, 1994($)(1)
                         Acquired on       Value       -----------------------------    ----------------------------
 Name                    Exercise(#)    Realized($)    Exercisable     Unexercisable    Exercisable    Unexercisable
 ------------------      -----------    -----------    -----------     -------------    -----------    -------------

 Paul G. Abrams               --          $ --           143,500          478,875         $369,688        $873,000
 Robert M. Littauer           --            --            59,375          165,625          101,400         252,200
 Jeffrey J. Miller            --            --            65,125          165,625          120,835         252,200
 John M. Reno                 --            --            39,063          159,687           33,800         223,100
 Robert W. Schroff            --            --            43,438          149,687           48,588         223,100

- ------------
(1) The value of unexercised in-the-money options is calculated based on the market price per share on December 31, 1994 ($4.88), less the exercise price.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Statement of Compensation Philosophy

       The Company's executive compensation program primarily consists of two parts: cash compensation and stock options. The Company's overall philosophy is to hire individuals who possess the requisite professional skills and outstanding managerial track records demonstrated from successful experiences in positions of comparable scope and responsibility in healthcare and other research and industrial settings, who will help achieve the Company's mission of developing targeted biopharmaceuticals to treat cancer and cardiovascular diseases. The Company is committed to recruiting, motivating and retaining senior executives with demonstrated talent and managerial leadership skills.

       The Company's goal for total compensation is to be competitive with development-stage biotechnology enterprises. The program places significant emphasis on equity participation by granting stock options which conserves cash and aligns the interests of senior management with those of the Company's shareholders.

       The Company does not have an established bonus award program. Any cash bonuses or restricted stock awarded to individuals are discretionary and are intended to recognize the individuals' outstanding contributions to the Company, such as accomplishments relating to the completion of particular transactions and significant projects.

       Compensation payments in excess of $1 million to each of the named executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. Cash compensation to the Chief Executive Officer or any other executive officer has never exceeded $1 million and the Compensation Committee does not expect cash compensation in 1995 to the Chief Executive Officer or any other executive officer to be in excess of $1 million. The Board of Directors intends to qualify option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Cash Compensation

       The Company's philosophy is to maintain executive cash compensation at a competitive level that is sufficient to recruit and retain individuals possessing the above-mentioned skills. Determinations of appropriate cash compensation levels are generally made through regular participation in a variety of industry and industry-related surveys, as well as by monitoring developments in key industries such as biotechnology and pharmaceuticals. The Company's cash compensation levels are designed to be approximately equal to cash compensation paid by other development-stage biotechnology enterprises. Executive officer base salaries are adjusted annually. The survey data considered by the Compensation Committee in determining 1994 executive compensation includes salary information provided by 102 development-stage biotechnology enterprises having fewer than 100 employees (the "Comparison Group"), approximately 32 of which are publicly traded companies. Approximately 65% of these publicly traded companies are included in the Nasdaq Pharmaceutical Stock Index referred to in the Stock Price Performance Graph that appears elsewhere in this Proxy Statement. Dr. Abrams' salary in 1994 was $223,660, which represented approximately 94% of the average cash compensation for chief executive officers in the Comparison Group. Cash compensation for the Company's other executive officers ranges from 86% to 117% of the average compensation for executives performing similar functions in companies included in the Comparison Group. In 1994, executive officer base salaries, including Dr. Abrams' salary, were increased 5.5%, which was consistent with the Comparison Group increases.

Stock Options and Restricted Stock

       Stock options are viewed as a basic element of the total compensation program and emphasize long-term Company performance as measured by the creation of shareholder value. From December 31, 1990 to December 31, 1994, shareholder value, as measured by the Company's stock price, increased from $2.25 to $4.88, or 117%. This period coincided with the institution of a revised strategic plan developed between May and December 1990, during which period Dr. Abrams became Chief Executive Officer, as discussed below. Options under the Company's existing stock option plan are granted to all employees. In determining the size of the grants, the Compensation Committee considers the amount and value of options currently held, but focuses primarily on the executive's past and likely continued contribution to the Company, as well as the executive's relative position within the Company. Although the Compensation Committee does not have a target ownership level for Common Stock holdings by executives and key employees, the Compensation Committee's objectives are to enable such persons to develop and maintain a significant long-term ownership position in the Common Stock.

       Stock options to executive officers have been granted at 100% of fair market value on the date of grant. The Company has generally awarded options to executives at the time of employment and promotion, and at discretionary intervals thereafter. The Compensation Committee seeks to keep its executive stock option compensation competitive with other development-stage biotechnology companies. During 1994, the Compensation Committee commissioned a compensation consulting firm to recommend a stock option award consistent with this goal. Based on this analysis, the stock option grants shown in the table "Option Grants in 1994" were awarded.

       Stock option exercisability is determined by the Compensation Committee. Options become exercisable in periods generally ranging from one to nine years after date of grant. In certain cases, exercisability may be accelerated based on achievement of corporate and individual objectives.

       The Company adopted a restricted stock plan in 1991. During 1994, 8,000 shares of restricted Common Stock were granted to Dr. Miller in recognition of his contribution to the favorable settlement of litigation and negotiation of a corporate alliance agreement. At the date of grant, the fair market value of the Company's Common Stock was $6.38 per share. The restrictions terminated January 5, 1995.

Chief Executive Officer Compensation

       The Board of Directors asked Dr. Abrams to become Chief Executive Officer in May 1990 in an attempt to reverse a string of corporate setbacks that had multiple causes. Because of the Company's situation at the time, Dr. Abrams refused to accept a salary increase until the problems had been corrected. Consequently, his annual salary remained at $130,000, the amount he received when he was Vice President. In 1992, the Compensation Committee determined that the Company's major difficulties -- high cash expenditures, languishing approval process for its first product, loss of a manufacturer for the key component of that product, absence of a major corporate collaboration and legally entangled rights for its follow-on cancer therapeutics products -- had been effectively resolved. Based on these accomplishments, Dr. Abrams' salary was adjusted in September 1992 to an annual rate of $200,000. In 1993 and 1994, the Compensation Committee awarded Dr. Abrams a 6% and 5.5% increase, respectively, the same increase provided to all Company employees.

         Submitted by the Compensation Committee of the Board of Directors



         James G. Andress
         Jack L. Bowman
         Lawrence H.N. Kinet

STOCK PRICE PERFORMANCE GRAPH

       The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return of the Nasdaq Stock Market Index (US) and the Nasdaq Pharmaceutical Stock Index, an index of approximately 180 companies, the stocks of which are quoted on the Nasdaq National Market, and the Primary Standard Industrial Classification Code Number (SIC) of which is 283 - Pharmaceutical Companies.

       Note: Stock price performance shown below for the Company is historical, and not necessarily indicative of future price performance.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG NEORX
                CORPORATION, NASDAQ STOCK MARKET INDEX (US) AND
                      NASDAQ PHARMACEUTICAL STOCK INDEX(1)


NeoRx Corporation       $100    $50     $64     $50     $83     $51     $27
Nasdaq Stock
 Market Index (US)       100     74     117     131     153     174     170
Nasdaq Pharmaceutical
 Stock Index             100     97     253     214     261     233     176


(1) Assumes $100 invested on September 30, 1989 in NeoRx Corporation Common Stock, the Nasdaq Stock Market Index (US) and the Nasdaq Pharmaceutical Stock Index. Total return performance for the Nasdaq Stock Market Index
      (US) and the Nasdaq Pharmaceutical Stock Index is weighted based on the market capitalization of the firms included in each index and assumes that dividends are reinvested. The Nasdaq Stock Market Index (US) and the Nasdaq Pharmaceutical Stock Index are produced and published by the Center for Research in Securities Pricing at the University of Chicago.

      The Company's stock price decreased from $9.00 at September 30, 1990 to $2.25 at December 31, 1990, the date a revised strategic plan was adopted by the Company. The stock price subsequently rose to $4.88 at December 31, 1994 and was $6.44 at March 27, 1995.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

       Each of the Company's executive officers has an employment agreement with the Company that expires March 1, 1996 that provides that such executive officer would receive up to 12 months' salary as severance pay if such executive officer is terminated "without cause" (as defined in the agreement).

       Upon a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, any option granted under any of the Company's stock option plans shall terminate, but the optionee will have the right, immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, to exercise his or her option in whole or in part, whether or not the vesting requirements set forth in the respective option agreement have been satisfied. The exercise price and tax withholding obligations relating to exercise may be paid by delivery of already-owned shares or by offsetting the underlying shares, subject to certain conditions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       On July 7, 1993, Dr. Fred B. Craves, a Director, entered into a consulting agreement with the Company that provides that Dr. Craves shall be retained as a general advisor and consultant to the Company's management on all matters pertaining to the Company's business and that Dr. Craves shall devote up to 25% of his time to this purpose. In exchange for such services, Dr. Craves is compensated $25,000 for each calendar quarter of services, plus reasonable travel and other expenses. In addition, on July 7, 1993, the Company granted Dr. Craves an option to purchase a total of up to 125,000 shares of Common Stock. The Company has also agreed to indemnify Dr. Craves against certain liabilities, losses and expenses. If Dr. Craves is terminated "without cause" (as defined in the consulting agreement), his entire stock option may be exercised, and he is entitled to a pro rata portion of the quarterly fee for services up to the date of termination, all expenses incurred up to such date and a payment equal to three months of service.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC the initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

       To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations, no other reports were required during the fiscal year ended December 31, 1994, and all Section 16(a) filing requirements applicable to its Directors, executive officers and greater- than-10% shareholders were complied with.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

       The Board of Directors has selected Arthur Andersen LLP, independent public accountants, to continue as the Company's auditors for 1995. The Board of Directors is submitting its selection of Arthur Andersen LLP to the shareholders for ratification. Representatives from Arthur Andersen LLP are expected to be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

                           PROPOSALS OF SHAREHOLDERS

       Under the Company's Bylaws, shareholders seeking to propose business to be conducted at an annual meeting of shareholders must give written notice to the Company no later than the date shareholder nominations for Directors must be received. The notice must contain certain information as to the proposal and the shareholder, including the shareholder's share ownership and any financial interest of the shareholder in the proposal. Any proposal not made in compliance with the Bylaws may be rejected by the Board of Directors. No shareholder proposals for the Annual Meeting had been received by the Company as of the date of this Proxy Statement.

       A shareholder who intends to present a proposal at the 1996 Annual Meeting of Shareholders and desires that information regarding the proposal be included in the 1996 proxy statement and form of proxy must ensure that such information is received by the Company no later than December 6, 1995.

                                 OTHER BUSINESS

       The Company knows of no other business to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

                            FORM 10-K ANNUAL REPORT

       Upon written request from any person solicited herein addressed to the Company's Corporate Secretary at the Company's principal offices, the Company will provide, at no cost, a copy of the Company's Form 10-K Annual Report as filed with the SEC for the fiscal year ended December 31, 1994.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              /s/ Jeffrey J. Miller
                              -----------------------------------------------
                              JEFFREY J. MILLER, Ph.D., J.D.
                              Senior Vice President, Business Development and Legal Affairs, and Secretary

March 31, 1995
Seattle, Washington

                              NEORX CORPORATION

                 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 9, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jeffrey J. Miller and Robert M. Littauer, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of NeoRx Corporation held of record by the undersigned on March 27, 1995, at the Annual Meeting of Shareholders to be held on May 9, 1995, or any adjournment or postponement thereof.

                (Continued and to be signed on reverse side.)

1. ELECTION OF DIRECTORS:

Election of the following six nominees to serve as Directors for the ensuing year or until their successors are elected and qualified:

Nominees: Paul G. Abrams, Jack L. Bowman, Lawrence H. N. Kinet, James G.
          Andress, Fred B. Craves and Carl-Heinz Pommer

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the names(s) of the nominee(s) below:

- ----------------------------------------------------------------------------
Unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote.

FOR all nominees [ ]

WITHHOLD AUTHORITY to vote for all nominees [ ]

WITHHOLD AUTHORITY for the following only [ ]

2. Ratification of Independent Public Accountants. Ratify the appointment of Arthur Andersen LLP as independent public accountants for NeoRx Corporation for the fiscal year 1995.

FOR [ ]

AGAINST [ ]

ABSTAIN [ ]

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" IN ITEM 2.

YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL HELP SAVE THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.

Please sign below exactly as your name appears on your stock certificate. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

Dated:________________________________, 1995


___________________________________________
                Signature

__________________________________________
        Signature if held jointly